Exhibit 99.1

FOXHOLLOW TECHNOLOGIES ANNOUNCES MANAGEMENT

PROMOTIONS AND DEPARTURES; NAMES NEW CHIEF OPERATING

OFFICER AND VICE PRESIDENT OF SALES

(REDWOOD CITY, CA), January 26, 2006—FoxHollow Technologies, Inc. (NASDAQ: FOXH), which manufactures and markets the SilverHawk™ Plaque Excision System—a minimally invasive device for the treatment of peripheral artery disease (PAD)—today announced the promotion of two senior executives.

Ron Steckel has been named chief operating officer of the company, while Richard Zimmer has been named vice president of sales. They replace David Martin and Bill Hoffman, respectively.

“Based on the new strategic initiatives we announced earlier this month, it is appropriate to effect this transition at this time,” said Dr. John Simpson, interim chief executive officer. “I am delighted that we have two highly qualified and experienced individuals ready to step in and assume these new roles,” he added. “Ron Steckel has played a major role in our successful efforts to increase production and reduce costs associated with producing the SilverHawk, while Richard Zimmer has been an integral part of leading our sales force expansion. Richard has also been a key contributor to the development and implementation of our novel biologics program,” he continued.

“The medical community’s response to our recently announced initiatives, such as the launch of new clinical trials and product development programs, has been very positive, and we remain focused on realizing our mission of serving a large population of patients that are currently underdiagnosed and underserved,” Simpson noted.

Steckel has been FoxHollow’s senior vice president of operations and research & development since July 2004 and has over thirty years of experience in medical technology companies, including executive positions with four start-ups. He has led FoxHollow’s initiatives to expand manufacturing capacity and increase operating efficiency, leading to a dramatic increase in the company’s gross margins during the past year.

Prior to joining FoxHollow, Steckel served as vice president of operations at Bacchus Vascular, a private company that manufactures catheter-based products. Before that, he held several operations and manufacturing positions at Rita Medical Systems, including senior vice president of operations.

Zimmer, who has two decades of healthcare industry sales experience, joined FoxHollow more than two years ago and has served as the company’s director of sales since October 2005. He has led several initiatives at the company, including sales force hiring and training programs and coordinating major collaborations with clinicians. Prior to joining FoxHollow, Zimmer held sales and sales management positions with Intra-Therapeutics, Sulzer, EV-3 and Mallinckrodt Medical.

About FoxHollow Technologies

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning the launch of new clinical trials, initiation of product development programs, departure of key employees, the company’s future growth, sales force expansion, manufacturing capabilities and gross margins, are forward-looking statements involving risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. The potential risks and uncertainties that could cause actual results to differ from the results predicted are included under the caption, “Factors Affecting Future Results,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-Q for the quarter ended September 30, 2005, which is on file with the SEC and is available on our investor relations website at http://investor.foxhollowtech.com/ and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 31, 2005, which will be filed with the SEC in March 2006. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8501

Duke Rohlen

Investor Relations

650-421-8449

investorrelations@foxhollowtech.com